Exhibit 34.3

KPMG LLP Suite 300 1212 N. 96th Street Omaha, NE 68114-2274	Suite 1120 1248 O Street Lincoln, NE 68508-1493

Report of Independent Registered Public Accounting Firm

The Board of Directors

Higher Education Loan Authority of the State of Missouri:

We have examined management of the Higher Education Loan Authority of the State of Missouri (MOHELA)'s assertion, included in the accompanying Management Assessment of Compliance with SEC Regulation AB Criteria, that MOHELA complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for the student loan asset-backed transactions and securities for which MOHELA provides sub-administrator and sub-servicer services (the Platform), except for servicing criteria 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(2)(ii), 1122(d)(2)(iii), 1122(d)(2)(iv), 1122(d)(2)(v), 1122(d)(2)(vi), 1122(d)(2)(vii), 1122(d)(3)(i), 1122(d)(3)(ii), 1122(d)(3)(iii), 1122(d)(3)(iv), 1122(d)(4)(iii), 1122(d)(4)(v), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii), and 1122(d)(4)(xv), which MOHELA has determined are not applicable to the activities it performs with respect to the Platform (the Applicable Servicing Criteria}, as of and for the six-month period ended December 31, 2024 (Management's Assertion). MOHELA has determined that servicing criterion 1122(d)(1)(iv) is applicable to the activities MOHELA performs with respect to the Platform only as it relates to the fidelity bond requirement.

Appendix A to Management Assessment of Compliance with SEC Regulation AB Criteria identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for MOHELA's compliance with the Applicable Servicing Criteria for the Platform. Our responsibility is to express an opinion on Management's Assertion about MOHELA's compliance with the Applicable Servicing Criteria for the Platform based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants to obtain reasonable assurance and, accordingly, included examining, on a test basis, evidence about MOHELA's compliance with the Applicable Servicing Criteria for the Platform and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether MOHELA processed those selected transactions and performed those selected activities in compliance with the Applicable Servicing Criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by MOHELA during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by MOHELA during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on MOHELA's compliance with the Applicable Servicing Criteria for the Platform.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements relating to the examination engagement.

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.

In our opinion, Management's Assertion that MOHELA complied with the aforementioned Applicable Servicing Criteria for the Platform as of and for the six-month period ended December 31, 2024 is fairly stated, in all material respects.

Our opinion on Management's Assertion does not extend to any other information that accompanies or contains our report.

/s/ KPMG LLP

Omaha, Nebraska
March 27, 2025